February 25, 2015
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2014 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $3.04 per basic share for 2014, a $0.10 per share decrease from the $3.14 per basic share earned in 2013.  Consolidated net income for 2014 was $141.1 million, compared to $145.3 million during 2013. The current year includes $5.3 million, or $0.11 per share, in other income associated with increases in the cash surrender values of company-owned life insurance (“COLI”) policies.  The prior-year included $12.4 million, or $0.27 per share, in other income associated with COLI policies.

According to Jeffrey W. Shaw, Chief Executive Officer, “We are pleased to report 2014 earnings per share of $3.04, the second highest in the Company’s history.  While this was a reduction from the record-high $3.14 per share reported for 2013, results were strong overall, and operating income reflected a modest increase.  The overall lower earnings resulted from a decline in COLI-related income.”  Shaw added, “The gas segment had a number of notable accomplishments as we increased our customer base by 1.4% to 1,930,000; successfully concluded two general rate cases; invested $350 million in our distribution system to enhance integrity and satisfy growth requirements; and received regulatory approval in Arizona to construct an LNG facility to enhance service reliability.  Additionally, the acquisition of three construction service businesses was completed during the fourth quarter of 2014.  The acquisition creates

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long-term opportunities for growth and expands our pipeline construction reach into Canada.  Our construction services subsidiary, which includes NPL Construction Co. and the newly acquired businesses, is now referred to as Centuri.  Centuri gave a strong performance in 2014, contributing a record $24.3 million in net income compared to $21.2 million in 2013.”

During the fourth quarter of 2014, consolidated net income was $58.7 million, or $1.26 per basic share, versus $57.3 million, or $1.24 per basic share, for the fourth quarter of 2013.  Construction services results (including those associated with the October acquisition) improved by $2.4 million.
Natural Gas Operations Segment Results
Full Year 2014
Operating margin, defined as operating revenues less the cost of gas sold, increased $13 million between years including a combined $8 million of rate relief in the California jurisdiction and Paiute Pipeline Company.  New customers contributed $8 million of the increase during 2014 as approximately 26,000 net new customers were added during the last twelve months.  Operating margin associated with customers outside the decoupling mechanisms and other miscellaneous revenues declined by $3 million.

Operating expenses increased $10.8 million, or 2%, between years primarily due to a $10.3 million increase in depreciation and amortization expense associated with plant additions.  In addition, taxes other than income taxes increased $1.7 million between years due to higher property taxes in Arizona and Nevada.  Lower pension costs and

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employer-sponsored medical costs (which combined reduced operations and maintenance expense by $9.5 million) offset other general cost increases.

Other income decreased $5.1 million between years due to a $7.1 million reduction in COLI-related income, partially offset by a $2.1 million increase in interest income associated with under-collected purchased gas adjustment (“PGA”) balances.  Net interest deductions increased $5.7 million between years, primarily due to interest costs associated with the issuance of debt in the fourth quarter of 2013.  The increase was mitigated by higher interest expense in the prior year associated with PGA balances, which were in an over-collected status for the majority of 2013.

Fourth Quarter
Operating margin increased approximately $1 million between quarters including a combined $1 million of rate relief in the California jurisdiction and Paiute Pipeline Company.  New customers contributed $2 million in operating margin during the fourth quarter of 2014.  Operating margin associated with customers outside the decoupling mechanisms and other miscellaneous revenues declined by $2 million.

Operating expenses for the quarter declined by approximately $2.9 million compared to the fourth quarter of 2013, as lower pension and employer-sponsored medical costs more than offset higher property taxes (primarily in Arizona) and higher depreciation expense (which resulted from additional plant in service).

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Other income decreased approximately $1.8 million between quarters.  The current quarter reflects income from COLI policy cash surrender value changes of $2.4 million, while the prior-year quarter included $4.3 million in COLI-related income.  COLI-related income in both periods was higher than expected, reflecting strong returns on investments underlying the policies.

Board Completes Previously Announced CEO Transition
Southwest Gas also announced today that its Board of Directors has completed the previously announced CEO transition with the election of Company President John Hester to the additional position of CEO, effective March 1, 2015 when Mr. Shaw will retire as an employee of the Company.  Mr. Shaw will continue to serve on the Board, and Mr. Hester will be nominated for election to the Board at the 2015 annual meeting of shareholders.  Additionally, Michael O. Maffie will not stand for re-election and will retire from the Board as of the 2015 annual meeting after years of admirable service to the Company and its shareholders.

“We have successfully built Southwest Gas into a highly regarded utility company that is well-positioned to meet the evolving energy needs of its customers and deliver lasting shareholder value,” said Mr. Hester.  “We have a proven business strategy, top performing utility and unregulated construction segments and one of the most talented teams in the industry, and I am honored to lead the Company into its next phase of growth.”

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Southwest Gas Corporation provides natural gas service to 1,930,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, customer growth rates, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, the earnings impact of the recent acquisition of construction services businesses, results of Centuri fixed-price contracts, and the impacts of stock market volatility.

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SOUTHWEST GAS CORPORATION CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2014	2013

Consolidated Operating Revenues	$2,121,707	$1,950,782

Net Income	$141,126	$145,320

Average Number of Common Shares Outstanding	46,494	46,318

Basic Earnings Per Share	$3.04	$3.14

Diluted Earnings Per Share	$3.01	$3.11

QUARTER ENDED DECEMBER 31,	2014	2013

Consolidated Operating Revenues	$627,683	$538,357

Net Income	$58,746	$57,303

Average Number of Common Shares Outstanding	46,521	46,351

Basic Earnings Per Share	$1.26	$1.24

Diluted Earnings Per Share	$1.25	$1.22

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2014	2013	2014	2013

Results of Consolidated Operations
Contribution to net income - gas operations	$53,927	$54,852	$116,872	$124,169
Contribution to net income - construction services	4,819	2,451	24,254	21,151
Net income	$58,746	$57,303	$141,126	$145,320

Basic earnings per share	$1.26	$1.24	$3.04	$3.14
Diluted earnings per share	$1.25	$1.22	$3.01	$3.11

Average outstanding common shares	46,521	46,351	46,494	46,318
Average shares outstanding (assuming dilution)	46,992	46,833	46,944	46,758

Results of Natural Gas Operations
Gas operating revenues	$398,088	$372,654	$1,382,087	$1,300,154
Net cost of gas sold	143,007	118,259	505,356	436,001
Operating margin	255,081	254,395	876,731	864,153
Operations and maintenance expense	90,315	96,911	383,732	384,914
Depreciation and amortization	51,604	49,356	204,144	193,848
Taxes other than income taxes	12,996	11,530	47,252	45,551
Operating income	100,166	96,598	241,603	239,840
Other income (deductions)	2,263	4,087	7,165	12,261
Net interest deductions	16,854	17,211	68,299	62,555
Income before income taxes	85,575	83,474	180,469	189,546
Income tax expense	31,648	28,622	63,597	65,377
Contribution to net income - gas operations	$53,927	$54,852	$116,872	$124,169

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2014

FINANCIAL STATISTICS
Market value to book value per share at year end	193%
Twelve months to date return on equity -- total company	9.7%
-- gas segment	8.5%
Common stock dividend yield at year end	2.4%
Customer to employee ratio at year end (gas segment)	879 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.47	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on 2010 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
YEAR ENDED DECEMBER 31,
(In dekatherms)	2014	2013	2012
Residential	61,737,720	74,132,682	65,504,592
Small commercial	27,658,164	29,804,505	27,066,494
Large commercial	9,439,074	10,276,061	11,658,260
Industrial / Other	3,237,375	5,021,049	4,782,994
Transportation	90,669,130	103,791,597	99,809,466
Total system throughput	192,741,463	223,025,894	208,821,806

HEATING DEGREE DAY COMPARISON
Actual	1,416	1,917	1,737
Ten-year average	1,816	1,875	1,863

Heating degree days for prior periods have been recalculated using the current period customer mix.